                                                                    EXHIBIT 12.2


                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)


                                                                      Years Ended December 31,
                                            1997*             1996*            1995             1994             1993
                                         ----------        ----------       ----------       ----------       ----------
Income before taxes                      $  644,075        $  558,999       $  102,677       $   44,385       $  407,576
                                         ----------        ----------       ----------       ----------       ----------

Fixed charges:

   Interest                               2,573,582         1,971,788        1,969,811        1,428,653        1,130,712

   Interest factor in rents                  53,665            54,537           59,491           51,102           50,133
                                         ----------        ----------       ----------       ----------       ----------

   Total fixed charges                    2,627,247         2,026,325        2,029,302        1,479,755        1,180,845
                                         ----------        ----------       ----------       ----------       ----------

Income before taxes and
   fixed charges                         $3,271,322        $2,585,324       $2,131,979       $1,524,140       $1,588,421
                                         ==========        ==========       ==========       ==========       ==========

Ratio of earnings to fixed charges              1.2               1.3              1.1              1.0              1.3
                                         ==========        ==========       ==========       ==========       ==========



     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


     * Income before taxes includes minority interest in wholly owned subsidiary trusts.